UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 29, 2016 (March 22, 2016)

Victory Energy Corporation
(Exact name of registrant as specified in its charter)

Nevada	2-76219-NY	87-0564462
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3355 Bee Caves Road, Suite 608
Austin, Texas 78746
 (Address of principal executive offices)

(512) 347-7300
(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into A Material Definitive Agreement.

On March 22, 2016, Victory Energy Corporation (the “Company”) and Oz Gas Corporation (“Oz”) entered into a Settlement and Forbearance Agreement (the “Settlement Agreement”) in order to settle all matters pertaining to certain litigation between Oz and the Company with respect to the case Oz Gas Corporation v. Remuda Operating Company, et al. v. Victory Energy Corporation, in the District Court of Crockett County, Texas, 112th Judicial District.

Under the Settlement Agreement, the Company and Oz agreed, among other things, that the Company would settle Oz’s claims by permitting Oz to keep $14,000 previously seized by a judgment receiver and by paying Oz an additional total amount of $140,000 in $7,500 monthly installments beginning April 15, 2016. The parties further agreed to make certain court filings to dismiss the related action and release the Company from the related judgment. If the Company defaults in its payments, Oz may seek to resume litigation proceedings and post-judgment collection procedures.

The foregoing is a summary description of certain terms of the Settlement Agreement, and, by its nature, is incomplete. A copy of the Settlement Agreement is filed as Exhibit 10.1 to this report and is incorporated into this report by reference. All readers are encouraged to read the entire text of the Settlement Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Settlement and Forbearance Agreement, dated March 22, 2016, between Victory Energy Corporation and Oz Gas Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICTORY ENERGY CORPORATION

Dated: March 29, 2016	By:	/s/ Kenneth Hill
Kenneth Hill
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement and Forbearance Agreement, dated March 22, 2016, between Victory Energy Corporation and Oz Gas Corporation